PRACTUS

November 27, 2020

PFS Funds
1939 Friendship Drive, Suite C
El Cajon, California 92020

Ladies and Gentlemen:

     We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the Alpha Fiduciary Quantitative Strategy Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 210 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 210 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely, /s/ John H. Lively On behalf of Practus, LLP

JOHN H. LIVELY I MANAGING PARTNER 11300 Tomahawk Creek Pkwy I Ste. 310 I Leawood, KS 66211 I p: 913.660.0778 I c: 913.523.6112 Practus, LLP I John.Lively@Practus.com I Practus.com